SUPPLEMENT
(To Prospectus Dated July 26, 2000
and Prospectus Supplement Dated May 23, 2000)



                    Structured Asset Securities Corporation
               Mortgage Pass-Through Certificates, Series 2000-3

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     Capitalized terms used but not defined herein have the meanings assigned to them in the prospectus supplement dated July 26, 2000.

     Notwithstanding anything to the contrary in the prospectus supplement, on page S-26 of the prospectus supplement the Class Notional Amount of the B1(X2) Component of the Class BX Certificates will be calculated as follows:


     o The Class Notional Amount of the B1(X2) Component of the Class BX Certificates for any Distribution Date will equal the product of (i) 13.1578947368% and (ii) the Component Principal Amount of the B2(1) Component immediately before such Distribution Date.




                                LEHMAN BROTHERS
                The date of this supplement is October 10, 2000